UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2012

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 204-7200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 31, 2012, the Board of Directors (the “Board”) of XOMA Corporation (the “Company”) has accepted the retirement of Christopher J. Margolin as Vice President, General Counsel and Secretary of the Company. Mr. Margolin’s retirement comes as a result of the Company’s determination to restructure its legal services function and outsource much of that function to outside legal counsel, in lieu of an internal general counsel. Going forward, the Company’s legal function will be managed by its Chief Financial Officer, with the assistance of outside legal counsel.

Pursuant to Mr. Margolin’s Amended and Restated Employment Agreement effective as of December 30, 2008, as amended by a letter agreement dated July 10, 2012, he will receive as severance: three-quarters of his current base salary and target bonus for the current fiscal year, continuation of benefits for up to nine (9) months, and outplacement services for six (6) months not to exceed $8,000 in value. Mr. Margolin has agreed to release the Company from any and all claims he has or may have against the Company arising out of his employment with the Company, including the separation of his employment.

Item 9.01	Exhibits

10.1	Christopher Margolin Letter Agreement, dated July 10, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2012	XOMA CORPORATION

	By:	/s/ Fred Kurland
Fred Kurland
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Number	Description

10.1	Christopher Margolin Letter Agreement, dated July 10, 2012